LETTER OF INTENT AGREEMENT

July 16, 2009

The purpose of this letter of intent Agreement (“LOI”) is to set forth certain understandings and certain binding agreements between, Mob Candy Corp (“MCI”) a company incorporated under the laws of the State of New York with offices located at 7 Nova Ct. Brooklyn New York 11229 and B2 Digital, Inc. (“BTDG”) (the “Parties”) a publicly traded Pink Sheet company incorporated under the laws of the State of Delaware, with offices located at 1030 S. Mesa Drive Suite 105 Mesa, AZ 85210 with respect to the transactions described below.

1.           Merger.       On the terms, and subject to the conditions, of one or more definitive agreements to be entered into between BTDG and MCI (the “Transaction Documents”) this Letter sets forth the general framework under which, at the closing of the transactions contemplated by the Transaction Documents (the “Closing”):

B-2 Responsibilities:

A.
Purchase price to be set upon a value of assets and payment will be made in the form of shares of common stock of B2 Digital, shares to fall under Rule 144. A value on assets will be negotiated to become a part of a definitive agreement.

B.	BTDG will assume no liabilities or debts. New leases for real property will be negotiated and assumed by BTDG.

C.
BTDG will purchase from MCI assets to form an operating entity. Mob Candy Corp. (MCI) will continue to operate as a wholly owned subsidiary of BTDG. The current management of MCI will remain and operate the entity as it has in the past.

D.	BTDG will appoint Frank DiMatteo, President of MCI, to the Board of Directors of BTDG.

E.	BTDG and MIC shall provide valuations of each other’s company within 30 days of the signing of this Letter of Intent.

F.
BTDG and MCI upon the receipt of the valuations shall negotiate a purchase price for the common shares of BTDG. All of the purchase price will be a stock component (shares to fall under Rule 144) that will be paid upon closing with full approval of the Board of Directors.

G.	BTDG and MCI agree that within 45 days of the closing a shareholders meeting will be held to elect a new board of directors.

H.
BTDG and MCI agree that in the event the companies cannot reach an agreement this Letter of Intent shall become null and void. Both companies shall hold each other harmless from any costs or claims arising from the contemplated merger.

MCI Responsibilities:

A.
MIC will provide to BTDG all necessary information and records for the over all operation of the assets to be purchased from MCI. This would include a complete inventory of all equipment and contracts.

B.	MCI will provide the access to all records and general information of MCI to the assigned personnel of BTDG.

C.	MCI will allow BTDG to interview all current personnel and make the appreciate offer of employment if any to said personnel.

D.	MCI will assign all commitments for funding to BTDG. Said funding will continue to be used in the operation of MCI.

2.           OTHER PROVISIONS.    The Transaction Documents will contain customary representations, warranties, covenants, and other agreements, of each of the parties and the Closing will be subject to usual conditions, including:

A.	Receipt of all necessary consents or approvals of third parties, including receipt of all necessary corporate approvals by July 22, 2009;

B.	Delivery of legal opinions, closing certificates, and other customary certificates and other documentation;

C.	The completion of due diligence to the satisfaction of each party.

3.           COSTS.      BTDG and MCI shall each be solely responsible for and shall bear all of their respective expenses, including, without limitation, legal, accounting, and other advice, incurred in connection with the Transaction Documents and the transactions contemplated thereby.

4.           PUBLIC DISCLOSURE.      Neither BTDG nor MCI shall make any public disclosure of the execution of this Letter of Intent Agreement or the transactions contemplated hereby or by the Transaction Documents, without the prior written consent of the other party, or, in the opinion of counsel to a party, as required by law.  To the extent that public disclosure of the transactions contemplated by this Letter of Intent Agreement is not made as aforesaid, neither party shall disclose the existence of this Letter of Intent or the transactions contemplated hereby to any third party except following the execution of an appropriate confidentiality agreement protecting the confidential nature of such information.

5.           CONFIDENTIALITY.      Each of the parties hereby agrees that (except as may be required by law) it will not disclose or use and it will cause its officers, directors, employees, representatives, agents, and advisors not to disclose or use, any Confidential Information (as hereinafter defined) of the other party at any time or in any manner and will not use such information other than in connection with its evaluation of the transactions contemplated by this Letter of Intent Agreement.  For the purpose of this paragraph, “Confidential Information” means any information provided by or on behalf of a party to this Letter of Intent to the other party or any of its representatives and identified as confidential by the party providing such information, or information which would logically be considered proprietary or confidential by the disclosing party under the circumstances under which the information is disclosed. Notwithstanding the foregoing, (i) Confidential Information may be disclosed by a party to its officers, directors, employees, representatives, agents, and advisors who need to know such information for the purpose of evaluating the transactions contemplated by this Letter of Intent, and provided they agree to be bound by the terms of this confidentiality clause, (ii) Confidential Information may be disclosed by the receiving party to the extent the disclosing party consents in writing to such disclosure, and (iii) Confidential Information may be disclosed if required by subpoena provided that prior to disclosure pursuant to said subpoena, the party responding to the subpoena provides the other party notice of its intent to disclose such information reasonably in advance of disclosure to permit the other party to obtain a protective order.  If the transactions contemplated by this Letter of Intent are not consummated, each party shall return Confidential Information to the disclosing party.  The provisions of this paragraph shall survive the termination of this LOI.

6.           CHOICE OF LAW.      This Agreement shall be governed by and construed under the laws of the State of Delaware.

7.           EXPENSES.       The prevailing party in any dispute arising out of this LOI agreement shall be entitled to reasonable attorneys’ fees and costs.

8.           BINDING PROVISIONS.        This Letter of Intent Agreement sets forth our mutual understandings of the transactions to be described in the Transaction Documents; however, the obligation of the parties to consummate any such transactions is subject to the negotiation and execution of the Transaction Documents, and this Letter of Intent shall create no obligation on the parties to consummate the transactions to be described in the Transaction Documents.  Notwithstanding the foregoing, the parties agree that the provisions of paragraphs three through eight, inclusive, of this Letter of Intent shall be binding upon the parties and their respective successors and assigns.

Upon execution of both of the parties, this Letter of Intent Agreement shall constitute a binding obligation between us to the extent set forth herein.

AGREED AND ACCEPTED

B2 Digital Inc.,

		By:	/s/ Paul LaBarre
			Name:	Paul LaBarre
			Title:	President

			Date:	7-17-09
AGREED TO AND ACCEPTED:

Mob Candy Corp
By:	/s/ Frank DiMatteo
Name: Frank DiMatteo,
Title: President

Date:	7/17/09